EXHIBIT 5.1 and 23.1




                              January 21, 1999


Good Times Restaurants Inc.
601 Corporate Circle
Golden, Colorado 80401

              Re: Common Stock Underlying Series B Redeemable Common Stock Purchase Warrants

Ladies and Gentlemen:

       We have acted as your counsel in connection with the proposed offer and sale of up to 322,000 shares of your Common Stock underlying your issued and outstanding Series B Redeemable Common Stock Purchase Warrants (the "Series B Warrants"), as more fully described in the Post-Effective Amendment No. 4 to Form SB-2 on Form S-3 Registration Statement (File No. 33-72052) (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

       In that connection, we have examined originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinion expressed below, including but not limited to the Registration Statement.

       Based upon the foregoing, we are of the opinion that the shares of Common Stock that may be issued by you pursuant to the exercise of the Series B Warrants have been duly authorized and, when duly paid for in accordance with the terms of the Series B Warrants and sold in the manner described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

       We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Colorado.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                            Very truly yours,

                            /s/ Ballard Spahr Andrews & Ingersoll, LLP